Exhibit 10.1

6375 S. PECOS ROAD • SUITE 217 • LAS VEGAS • NEVADA • 89120
T: (702) 898-8388 · F: (702) 898-2988

February 20, 2007

Via Overnight Delivery
And Facsimile: (619) 827-0189

CardMart USA, Inc.
Daniel Correa, CEO
PO Box 2009
Bonita, CA 91908

Re: Termination of Letter Agreement.

Dear Mr. Correa:

As you are aware, a letter of intent was signed between our respective companies on November 17, 2006 (“Letter Agreement”), legally binding our respective corporations to certain terms and conditions set forth therein. This Letter Agreement established the basis for a merger between our companies which was to occur on or before November 30, 2006. At your request, this Letter Agreement was verbally amended by us on several occasions to extend the closing of our transaction until a date not later than February 15, 2007, in order to afford CardMart USA additional time to comply with due diligence items necessary to effect a merger with a public company (e.g., your audited financial statements, etc.).

Our business is dependent upon fulfilling financial and management commitments in a timely fashion. Since we have not received any communication from you in well over a month, and you have not responded to our numerous requests for a report on your status and intentions relating to our pending merger transaction, we must conclude that you no longer intend to honor your written commitment as described in the Letter Agreement.

Accordingly, you are hereby formally notified that LitFunding has elected to terminate our Letter Agreement, effective this 20th day of February, 2007. Notwithstanding the fact that we no longer have any agreement or understanding between us, and in the spirit of fairness, we are amenable to commence new negotiations with respect to a potential merger between our companies. Please advise if you would like to propose such a new agreement. We await your reply.

Sincerely,

LitFunding Corp.

By: /s/ Morton Reed
Morton Reed, President

cc: Dennis H. Johnston, Esquire
cc: Howard Behling, by Email